Performance Criteria for the 2003-2005 and 2004-2006 Cycles
under the Company’s Long-Term Incentive Plan

        For the 2003-2005 and 2004-2006 cycles, the performance criteria under the Company’s Long-Term Incentive Plan, which were determined by the Compensation Committee of the Company’s Board of Directors, relate to improvements in earnings per share and return on invested capital.